Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into effective as of February 1, 2008 (the “Effective Date”), by and between Waste Connections, Inc., a Delaware corporation (the “Company”), and Patrick J. Shea (the “Employee”) and amends and restates in its entirety that certain Employment Agreement effective as of February 23, 2004 between the Company and the Employee.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, the Company and the Employee agree as follows:

1.           Employment; Acceptance.  The Company hereby employs the Employee and the Employee hereby accepts employment by the Company on the terms and conditions hereinafter set forth.

2.           Duties and Powers.  From the Effective Date to and through February 22, 2008, the Employee shall continue serving in his current capacity as Corporate Counsel of the Company, reporting directly to the Company's Executive Vice President and General Counsel.  Beginning February 23, 2008, and during the Term, the Employee shall serve as acting General Counsel and Secretary of the Company, reporting directly to the Company's Chairman and Chief Executive Officer, and shall perform such other duties and responsibilities as the Chairman and Chief Executive Officer or the Board of Directors (the "Board") of the Company may reasonably assign to the Employee from time to time; provided, however, that upon the Company’s filing with the Securities and Exchange Commission on or around February 2009 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, subject to the Board’s approval, the Employee shall from that point forward serve as Vice President, General Counsel and Secretary of the Company. The Employee shall be based at the Company's corporate headquarters in Folsom, California. The Employee shall devote such time and attention to his duties as are reasonably necessary to the proper discharge of his responsibilities hereunder. The Employee agrees to perform all duties consistent with (a) policies established from time to time by the Company and (b) all applicable legal requirements.

3.             Term.  The employment of the Employee by the Company pursuant to this Agreement shall continue until January 31, 2011 (the “Term”) or until terminated prior to such date when and as provided in Sections 7 and 8.  On each January 31 following the Effective Date, this Agreement shall be extended automatically for an additional year, thus extending the Term to three (3) years from each such date, unless either party shall have given the other notice of termination hereof as provided herein.

4.             Compensation.

4.1           Base Salary.  Commencing on the Effective Date, the Company hereby agrees to pay to the Employee an annual base salary of One Hundred Seventy-Five Thousand Dollars ($175,000); provided, however, that upon the Board’s appointment of Employee as Vice President, General Counsel and Secretary of the Company as described in Section 2, and as of February 1, 2009, the Company hereby agrees to pay to the Employee an annual base salary of Two Hundred Thousand Dollars ($200,000).  When used herein, “Base Salary” shall refer to the base salary described in the preceding sentence that is in effect at that time, and as may be increased from time to time.  Such Base Salary shall be payable in accordance with the Company’s normal payroll practices, and such Base Salary is subject to withholding and social security, unemployment and other taxes.  Increases in Base Salary shall be considered by the Board.

Employment Agreement: P. Shea

4.2           Performance Bonus.  For the calendar year commencing January 1, 2008, and for each calendar year thereafter, the Employee shall be eligible to receive an annual cash bonus (the “Bonus”) based on the Company’s attainment of reasonable financial objectives to be determined annually by the Board.  The annual Bonus target will equal forty percent (40%) of the applicable year’s ending Base Salary and will be payable if the Board determines, in its sole and exclusive discretion, that that year’s financial objectives have been fully met; provided, however, that upon the Board’s appointment of Employee as Vice President, General Counsel and Secretary of the Company as described in Section 2, the annual Bonus target will equal fifty percent (50%) of the applicable year’s ending Base Salary.  The Bonus shall be paid in accordance with the Company’s bonus plan, as approved by the Board, and, in any event, within two and a half (2 1/2) months after the end of the fiscal year to which the bonus relates.

4.3           2008 Annual Equity Grant.  On or about the Effective Date, the Company will grant Employee three thousand (3,000) Restricted Stock Units under the Company’s Second Amended and Restated 2004 Equity Incentive Plan.  Except as otherwise provided herein, the RSUs will vest and the shares of common stock underlying them will become issuable in a series of five (5) successive equal annual installments upon Employee’s completion of each year of continuous status as an employee over the five (5) year vesting period measured from the grant date.

4.4           Grants of Equity Compensation.  Employee shall be entitled to participate in Stock Option, Restricted Stock, Restricted Stock Unit (“RSU”) and other equity incentive plans presently in effect or in effect from time to time in the future on such terms and to such level of participation as the Board or the Compensation Committee of the Board shall determine to be appropriate, bearing in mind the Employee’s position and responsibilities.

Except as otherwise provided herein, the terms of any Options, Restricted Stock, RSUs and other equity incentives shall be governed by the relevant plans under which they are issued and described in detail in applicable agreements between the Company and the Employee.

4.5           Bar Dues and Continuing Education. The Company shall reimburse Employee for dues payable to the State Bar of California and the American Bar Association, or other professional organizations reasonably related to the Employee's duties and shall pay or reimburse the Employee for costs reasonably incurred in attending seminars and conferences to satisfy minimum continuing education requirements of the State Bar of California or to further his expertise in areas relevant to his employment by the Company. The Company recognizes that some conferences may require travel by the Employee and the Company agrees to reimburse Employee for the reasonable costs of travel.

4.6           Other Benefits.  The Company shall provide the Employee with a cellular telephone and will pay or reimburse the Employee’s monthly service fee and costs of calls attributable to Company business.  The Employee shall be entitled to paid annual vacation, which shall accrue on the same basis as for other employees of the Company of similar rank, but which shall in no event be less than three (3) weeks for any twelve (12) month period through February 2010, and four (4) weeks for any twelve (12) month period thereafter.  The Employee also shall be entitled to participate, on the same terms as other employees of the Company participate, in any medical, dental or other health plan, pension plan, profit-sharing plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion.

Employment Agreement: P. Shea

5.             Confidentiality.  During the Term of his employment, and at all times thereafter, the Employee shall not, without the prior written consent of the Company, divulge to any third party or use for his own benefit or the benefit of any third party or for any purpose other than the exclusive benefit of the Company, any confidential or proprietary business or technical information revealed, obtained or developed in the course of his employment with the Company and which is otherwise the property of the Company or any of its affiliated corporations, including, but not limited to, trade secrets, customer lists, formulae and processes of manufacture; provided, however, that nothing herein contained shall restrict the Employee’s ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties to the Company.

6.             Property.  Both during the Term of his employment and thereafter, the Employee shall not remove from the Company’s offices or premises any Company documents, records, notebooks, files, correspondence, reports, memoranda and similar materials or property of any kind unless necessary in accordance with the duties and responsibilities of his employment.  In the event that any such material or property is removed, it shall be returned to its proper file or place of safekeeping as promptly as possible.  The Employee shall not make, retain, remove or distribute any copies, or divulge to any third person the nature or contents of any of the foregoing or of any other oral or written information to which he may have access, except as disclosure shall be necessary in the performance of his assigned duties.  On the termination of his employment with the Company, the Employee shall leave with or return to the Company all originals and copies of the foregoing then in his possession or subject to his control, whether prepared by the Employee or by others.

7.             Termination.

7.1           For Cause.  The Company, by action of the Board, may terminate this Agreement and the Employee’s employment for Cause (as defined below) on delivery to the Employee of a Notice of Termination (as defined in Section 9.1 below).  For purposes of this agreement, the term “Cause” shall mean:

(a)	a material breach by the Employee of any of the terms of this Agreement that is not immediately corrected following written notice of default specifying such breach;

(b)	conviction of a felony;

(c)	a breach of any of the provisions of Section 11 below;

Employment Agreement: P. Shea

(d)
repeated intoxification with alcohol or drugs while on Company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the Company, the Employee is abusive or incapable of performing his duties and responsibilities under this Agreement; and

(e)	misappropriation of property belonging to the Company and/or any of its affiliates.

On such termination for Cause, the Employee shall be entitled only to the Employee’s Base Salary through the date of such termination, and shall not be entitled to any other compensation, including, without limitation, any severance compensation.  Without limitation of the foregoing, on termination pursuant to this Section 7.1, the Employee shall forfeit: (i) his Bonus under Section 4.2 for the year in which such termination occurs; and (ii) all outstanding but unvested options and rights relating to capital stock of the Company, and all RSUs and shares of the Company’s restricted stock issued to the Employee that as of the termination date are still unvested and subject to restrictions on transfer.

7.2           Without Cause.  The employment of the Employee may be terminated without Cause at any time by the Company on delivery to the Employee of a written Notice of Termination (as defined in Section 9.1).  In the event of such a termination without Cause pursuant to this Section 7.2 that constitutes Employee’s Separation From Service (as defined in Section 9.3), then on the Date of Termination (as defined in Section 9.2) pursuant to this Section 7.2, the Company shall, in lieu of any payments under Section 4.1 and 4.2 for the remainder of the Term, pay to the Employee an amount equal to the lesser of: (a) the Employee’s Base Salary for a period of one (1) year from the date of termination, and (b) the Employee’s Base Salary for the remainder of the Term.  In addition, the Employee shall be entitled to the pro-rated target Bonus available to the Employee under Section 4.2 for the year in which the termination occurs.  Such payment by the Company shall be paid in accordance with the Company’s normal payroll practices and not as a lump sum payment.  In addition, the Company will pay as incurred the Employee’s expenses, up to Fifteen Thousand Dollars ($15,000), associated with career counseling and resume development.  The Company shall also pay to the Employee an amount equal to the Company’s portion (but not the Employee’s portion) of the cost of medical, dental and other health plan insurance for Employee, his wife and children at the rate in effect on the Date of Termination for a period of one (1) year from the Date of Termination.  In addition, on termination of the Employee under this Section 7.2, all of the Employee’s outstanding but unvested options and rights relating to capital stock of the Company shall immediately vest and become exercisable, and all RSUs and shares of the Company’s restricted stock issued to the Employee shall immediately vest and become unrestricted and freely transferable.  The exercisability of any such options and rights shall be extended to the earlier of (A) the expiration of the term of such options and rights or (B) the first (1st) anniversary of the Date of Termination.  The Employee acknowledges that extending the exercisability of any incentive stock options pursuant to this Section 7.2 or Sections 7.3 or 7.4 below, could cause such option to lose its tax-qualified status if it is an incentive stock option under the Internal Revenue Code of 1986, as amended (the “Code”) and agrees that the Company shall have no obligation to compensate the Employee for any additional taxes he incurs as a result.

Employment Agreement: P. Shea

7.3           Termination on Disability.  If during the Term the Employee should fail to perform his duties hereunder on account of physical or mental illness or other incapacity which the Company shall in good faith determine renders the Employee incapable of performing his duties hereunder, and such illness or other incapacity shall continue for a period of more than six (6) consecutive months (“Disability”), the Company shall have the right, on written Notice of Termination delivered to the Employee, to terminate the Employee’s employment under this Agreement.  During the period that the Employee shall have been incapacitated due to physical or mental illness, the Employee shall continue to receive the full Base Salary provided for in Section 4.1 hereof at the rate then in effect until the Date of Termination pursuant to this Section 7.3.  In the event of Employee’s termination for Disability pursuant to this Section 7.3 that constitutes Employee’s Separation from Service, then on the Date of Termination, the Company shall pay to the Employee the payments and other benefits applicable to termination without Cause set forth in Section 7.2 hereof, other than those related to career counseling and resume development.  The Company shall also pay, on behalf of the Employee, an amount equal to the Company’s portion (not the Employee’s portion) of the cost of medical, dental and other health plan insurance for Employee, his wife and children at the rate in effect on the Date of Termination for a period of one (1) year from the Date of Termination.  In addition, on such termination, all of the Employee’s outstanding but unvested options and rights relating to capital stock of the Company shall immediately vest and become exercisable, and all RSUs and shares of the Company’s restricted stock issued to the Employee shall immediately vest and become unrestricted and freely transferable.  The exercisability of any such options and rights shall be extended to the earlier of (A) the expiration of the term of such options or rights or (B) the first (1st) anniversary of the Employee’s termination.

7.4           Termination on Death.  If the Employee shall die during the Term, the employment of the Employee shall thereupon terminate.  On the Date of Termination pursuant to this Section 7.4, the Company shall pay to the Employee’s estate the payments and other benefits applicable to termination without Cause set forth in Section 7.2 hereof, other than those related to career counseling and resume development.  In addition, on termination of the Employee under this Section 7.4, all of the Employee’s outstanding but unvested options and rights relating to capital stock of the Company shall immediately vest and become exercisable, and all RSUs and shares of the Company’s restricted stock issued to the Employee shall immediately vest and become unrestricted and freely transferable.  The exercisability of any such options and rights shall be extended to the earlier of (A) the expiration of the term of such options or rights or (B) the first (1st) anniversary of the Employee’s termination.  The provisions of this Section 7.4 shall not affect the entitlements of the Employee’s heirs, executors, administrators, legatees, beneficiaries or assigns under any employee benefit plan, fund or program of the Company.

7.5           No Limitation on Company’s Right to Terminate.  Any other provision in this Agreement to the contrary notwithstanding, the Company shall have the right, in its absolute discretion, to terminate this Agreement and the Employee’s employment hereunder at any time in accordance with the foregoing provisions of this Section 7, it being the intent and purpose of the foregoing provisions of this Section 7 only to set forth the consequences of termination with respect to severance or other compensation payable to the Employee on termination in the circumstances indicated.

Employment Agreement: P. Shea

8.             Termination by Employee.  The Employee may terminate his employment hereunder on written Notice of Termination delivered to the Company setting forth the effective Date of Termination.  If the Employee terminates his employment hereunder, he shall be entitled to receive, and the Company agrees to pay on the effective Date of Termination specified in the Notice of Termination, his current Base Salary under Section 4.1 hereof on a prorated basis to such Date of Termination.  On termination pursuant to this Section 8, the Employee shall forfeit: (i) his Bonus under Section 4.2 for the year in which such termination occurs; and (ii) all outstanding but unvested options and rights relating to capital stock of the Company, and all RSUs and shares of the Company’s restricted stock issued to the Employee that as of the termination date are still unvested and subject to restrictions on transfer.

9.             Provisions Applicable to Termination of Employment.

9.1           Notice of Termination.  Any purported termination of Employee’s employment by the Company pursuant to Section 7 shall be communicated by Notice of Termination to the Employee as provided herein, and shall state the specific termination provisions in this Agreement relied on and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment (“Notice of Termination”).  If the Employee terminates under Section 8, he shall give the Company a Notice of Termination.

9.2           Date of Termination.  For all purposes, “Date of Termination” shall mean, for Disability, thirty (30) days after Notice of Termination is given to the Employee (provided the Employee has not returned to duty on a full-time basis during such 30-day period), or, if the Employee’s employment is terminated by the Company for any other reason or by the Employee, the date on which a Notice of Termination is given.

9.3           Separation from Service.  For all purposes, “Separation from Service” shall mean Employee’s “separation from service” with the Company within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder.

9.4           Benefits on Termination.  On termination of this Agreement by the Company pursuant to Section 7 or by the Employee pursuant to Section 8, all profit-sharing, deferred compensation and other retirement benefits payable to the Employee under benefit plans in which the Employee then participated shall be paid to the Employee in accordance with the provisions of the respective plans.

9.5           Section 409A.  Notwithstanding any provision to the contrary in the Agreement, if Employee is deemed at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of Employee’s death.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 9.5 shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

Employment Agreement: P. Shea

10.           Change In Control.

10.1          Payments on Change in Control.  Notwithstanding any provision in this Agreement to the contrary, unless the Employee elects in writing to waive this provision, a Change in Control (as defined below) that constitutes a “change in control” of the Company (within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder) shall be deemed a termination of the Employee without Cause, and, in lieu of any benefits payable to the Employee under Section 7.2, 7.3, 7.4 or 8, the Employee shall be entitled to receive and the Company agrees to pay to the Employee the same amount determined under Section 7.2 that is payable to the Employee on a termination without Cause that constitutes a Separation from Service provided, however, that such amount shall be payable in a lump sum on the date of such Change in Control (which shall be deemed the Employee’s Date of Termination) and not in installments as provided in Section 7.2.  In addition, on a Change in Control, all of the Employee’s outstanding but unvested options and rights relating to capital stock of the Company shall immediately vest and become exercisable, the exercisability of any such options and rights shall be extended to the earlier of (A) the expiration of the term of such options or rights or (B) the first anniversary of the date of such Change in Control, and all RSUs and shares of the Company’s restricted stock issued to the Employee shall immediately vest and become unrestricted and freely transferable.  For the avoidance of doubt, upon payment to the Employee of the benefits provided by this paragraph of this Section 10.1, the Employee shall no longer be entitled to any benefits otherwise payable to the Employee under Section 7.2, 7.3, 7.4 or 8 of this Agreement regardless of the Employee’s termination of employment with the Company.

After a Change in Control, if any previously outstanding option or right (the “Terminated Option”) relating to the Company’s capital stock does not remain outstanding, the successor to the Company or its then Parent (as defined below) shall either:

(a)
Issue an option, warrant or right, as appropriate (the “Successor Option”), to purchase common stock of such successor or Parent in an amount such that on exercise of the Successor Option the Employee would receive the same number of shares of the successor’s/Parent’s common stock as the Employee would have received had the number of shares of Company common stock subject to the Terminated Option been realized by the Employee immediately prior to the transaction resulting in the Change in Control and the Employee received shares of such successor/Parent in such transaction.  The aggregate exercise price for all of the shares covered by such Successor Option shall equal the aggregate exercise price of the Terminated Option; or

(b)
Pay the Employee a bonus within ten (10) days after the consummation of the Change in Control in an amount agreed to by the Employee and the Company.  Such amount shall be at least equivalent on an after-tax basis to the net after-tax gain that the Employee would have realized if the Employee had been issued a Successor Option under clause 10.1(a) above and had immediately exercised, or otherwise received the stock subject to, such Successor Option and sold the underlying stock, taking into account the different tax rates that apply to such bonus and to such gain, and such amount shall also reflect other differences to the Employee between receiving a bonus under this clause 10.1(b) and receiving a Successor Option under clause 10.1(a) above.

Employment Agreement: P. Shea

10.2          Definitions.  For the purposes of this Agreement, a Change in Control shall be deemed to have occurred if: (i) there shall be consummated (aa) any reorganization, liquidation or consolidation of the Company, or any merger or other business combination of the Company with any other corporation, other than any such merger or other combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction, and (bb) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (ii) if any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s outstanding voting securities (except that for purposes of this Section 10.2, “person” shall not include any person (or any person that controls, is controlled by or is under common control with such person) who as of the date of this Agreement owns ten percent (10%) or more of the total voting power represented by the outstanding voting securities of the Company, or a trustee or other fiduciary holding securities under any employee benefit plan of the Company, or a corporation that is owned directly or indirectly by the stockholders of the Company in substantially the same percentage as their ownership of the Company); or (iii) during any two (2) year period, individuals who at the beginning of such period constituted the entire Board shall cease for any reason to constitute at least one-half (½) of the membership thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

The term “Parent” means a corporation, partnership, trust, limited liability company or other entity that is the ultimate “beneficial owner” (as defined above) of fifty percent (50%) or more of the Company’s outstanding voting securities.

11.           Non-Competition and Non-Solicitation.

11.1           In consideration of the provisions hereof, for the Restricted Period (as defined below), the Employee will not, except as specifically provided below, anywhere in any county in the State of California or anywhere in any other state in which the Company is engaged in business as of such termination date (the “Restricted Territory”), directly or indirectly, acting individually or as the owner, shareholder, partner or management employee of any entity: (i) engage in the operation of a solid waste collection, transporting or disposal business, transfer facility, recycling facility, materials recovery facility or solid waste landfill; or (ii) enter the employ as a manager of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of management salary, commissions or otherwise from, any business engaged in such activities in such counties; or (iii) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including without limitation, as a sole proprietor, partner, shareholder, officer, director, principal agent or trustee; provided, however, that the Employee may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or quoted on any NASDAQ market, provided the Employee is not a controlling person of, or a member of a group which controls, such business and further provided that the Employee does not, in the aggregate, directly or indirectly, own two percent (2%) or more of any class of securities of such business.  The term “Restricted Period” shall mean the earlier of: (i) the maximum period allowed under applicable law; and (ii) (aa) in the case of a Change in Control, until the first anniversary of the effective date of the Change in Control, (bb) in the case of a termination by the Company without Cause pursuant to Section 7.2 and provided the Company has made the payments required under Section 7.2, as the case may be, until the first (1st) anniversary of the Date of Termination, or (cc) in the case of Termination for Cause by the Company pursuant to Section 7.1 or by the Employee pursuant to Section 8, until the first (1st) anniversary of the Date of Termination.  If the Company terminates the Employee without Cause, the Employee may shorten the Restricted Period by the length of any period that the Employee elects to waive his right to receive severance payments under Section 7.2.  For example, if the Employee waives the right to receive all severance payments under Section 7.2, the Restricted Period shall be zero (0) months; if the Employee elects to receive severance payments under Section 7.2 for eight (8) months, the Restricted Period shall be eight (8) months.

Employment Agreement: P. Shea

11.2          After termination of this Agreement by the Company or the Employee pursuant to Section 7 or 8 or termination of this Agreement upon a Change in Control pursuant to Section 10, the Employee shall not: (i) solicit any residential or commercial customer of the Company to whom the Company provides service pursuant to a franchise agreement with a public entity in the Restricted Territory; or (ii) solicit any residential or commercial customer of the Company to enter into a solid waste collection account relationship with a competitor of the Company in the Restricted Territory; or (iii) solicit any such public entity to enter into a franchise agreement with any such competitor, or (iv) solicit any officer, employee or contractor of the Company to enter into an employment or contractor agreement with a competitor of the Company or otherwise interfere in any such relationship; or (v) solicit on behalf of a competitor of the Company any prospective customer of the Company in the Restricted Territory that the Employee called on or was involved in soliciting on behalf of the Company during the Term, in each case until the first (1st) anniversary of the Termination Date or the effective date of such Change in Control (whichever is later), unless otherwise permitted to do so by Section 11.1.

11.3          If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 11 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specified words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Employment Agreement: P. Shea

12.           Indemnification.  As an officer and agent of the Company, the Employee shall be fully indemnified by the Company to the fullest extent permitted by applicable law in connection with his employment hereunder.

13.           Survival of Provisions.  The obligations of the Company under Section 12 of this Agreement, and of the Employee under Section 11 of this Agreement, shall survive both the termination of the Employee’s employment and this Agreement.

14.           No Duty to Mitigate; No Offset.  The Employee shall not be required to mitigate damages or the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other sources or offset against any other payments made to him or required to be made to him pursuant to this Agreement.

15.           Assignment; Binding Agreement.  The Company may assign this Agreement to any parent, subsidiary, affiliate or successor of the Company.  This Agreement is not assignable by the Employee and is binding on him and his executors and other legal representatives.  This Agreement shall bind the Company and its successors and assigns and inure to the benefit of the Employee and his heirs, executors, administrators, personal representatives, legatees or devisees.  The Company shall assign this Agreement to any entity that acquires its assets or business.

16.           Notice.  Any written notice under this Agreement shall be personally delivered to the other party or sent by a nationally recognized overnight delivery service or by certified or registered mail, return receipt requested and postage prepaid, to such party at the address set forth in the records of the Company or to such other address as either party may from time to time specify by written notice.

17.           Entire Agreement; Amendments.  This Agreement contains the entire agreement of the parties relating to the Employee’s employment and supersedes all oral or written prior discussions, agreements and understandings of every nature between them, except for that certain Indemnification Agreement, dated as of August 1, 2006, by and between the Company and the Employee, which shall remain in full force and effect.  This Agreement may not be changed except by an agreement in writing signed by the Company and the Employee.

18.           Waiver.  The waiver of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other provision or subsequent breach of this Agreement.

19.           Governing Law and Jurisdictional Agreement.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.  The parties irrevocably and unconditionally submit to the jurisdiction and venue of any court, federal or state, situated within Sacramento County, California, for the purpose of any suit, action or other proceeding arising out of, or relating to or in connection with, this Agreement.

Employment Agreement: P. Shea

20.           Severability.  In case any one or more of the provisions contained in this Agreement is, for any reason, held invalid in any respect, such invalidity shall not affect the validity of any other provision of this Agreement, and such provision shall be deemed modified to the extent necessary to make it enforceable.

21.           Enforcement.  It is agreed that it is impossible to measure fully, in money, the damage which will accrue to the Company in the event of a breach or threatened breach of Sections 5, 6, or 11 of this Agreement, and, in any action or proceeding to enforce the provisions of Sections 5, 6 or 11 hereof, the Employee waives the claim or defense that the Company has an adequate remedy at law and will not assert the claim or defense that such a remedy at law exists.  The Company is entitled to injunctive relief to enforce the provisions of such sections as well as any and all other remedies available to it at law or in equity without the posting of any bond.  The Employee agrees that if the Employee breaches any provision of Section 11, the Company may recover as partial damages all profits realized by the Employee at any time prior to such recovery on the exercise of any warrant, option or right to purchase the Company’s Common Stock and the subsequent sale of such stock, and may also cancel all outstanding such warrants, options and rights.

22.           Counterparts.  This Agreement may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

23.           Due Authorization. The execution of this Agreement has been duly authorized by the Company by all necessary corporate action.

[Signatures appear on the following page]

Employment Agreement: P. Shea

IN WITNESS WHEREOF, this Employment Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

Waste Connections, Inc.

______________________________	By:	_________________________________
Patrick J. Shea		Ronald J. Mittelstaedt,
Chief Executive Officer
Address:

Employment Agreement: P. Shea

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